[DIPPY FOODS LETTERHEAD]




                                                              File No. 000-27245

                       Securities and Exchange Commission
                             Washington, D.C. 20549
                       ----------------------------------



              APPLICATION FOR WITHDRAWAL OF REGISTRATION STATEMENT




                                DIPPY FOODS, INC.
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        (Exact name of small business issuer as specified in its charter)



            NEVADA                                33-076348
--------------------------------   ----------------------------------------
(State or other jurisdiction of          (IRS Employer Identification)
 incorporation or organization)

    1161 KNOLLWOOD CIRCLE                      (714) 816-0150
   ANAHEIM, CALIFORNIA 92801       (Issuer's area code and telephone number)
(Address of principal offices)

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                                   Complete Real Meals!
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    1161 N. Knollwood Circle, Anaheim CA 92801 TEL 714-816-0150 FAX 714-816-0153

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October 28, 1999



United States
Securities and Exchange Commission
Washington, D.C. 20549

Attention: Jefferey J. Minton
           Andrea R. Biller

Dear Mr. Minton and Ms. Biller:

RE: DIPPY FOODS, INC.
    AMENDMENT NO. 1 TO FORM 10-SB
    FILED SEPTEMBER 13, 1999
    FILE NO. 0-27245

Further to your letter of September 28, 1999, we formally and voluntarily withdraw this Form 10-SB as we do not believe that we can clear comments before the form becomes effective.

Yours very truly,

DIPPY FOODS, INC.

/s/ Jon Stevenson
Jon Stevenson
President